Exhibit 10.1

***Certain identified information has been excluded from the exhibit because it both (i) is not material and (ii) is the type that the company treats as private or confidential. Such omitted information is indicated by brackets (“[...***...]”) in this exhibit.***

April 19, 2024

John Kuch
[...***...]
[...***...]

Re: Separation Agreement

Dear John,
This letter sets forth the substance of our agreement (the “Agreement”) regarding your separation of employment from Xencor, Inc. (the “Company”). This Agreement will become effective upon the “Effective Date” specified in Section 13 below and, except to the extent specified herein, shall then supersede all prior agreements between you and the Company. As detailed below, you have 21 days to consider this Agreement and have the right to consult with an attorney before signing.
1.Separation. Your status as an employee of the Company terminates effective as of 5:00 p.m., Pacific time, on April 19, 2024 (the “Separation Date”).
2.Severance Payment. Provided that this Agreement becomes effective in accordance with Section 13 hereof and that you satisfy the requirements of Sections 8, 9, 10, and 14 hereof, in exchange for your covenants and releases in this Agreement, the Company will provide you with a single gross lump sum payment of $530,891.51, less required withholdings and deductions for federal, state, and local taxes (the “Severance Payment”) which is equivalent to 12 months base salary in the amount of $468,000.00 and pro-rated bonus for service from January 1, 2024 through termination date in the amount of $62,891.51 per the terms of your severance agreement dated May 26, 2016. The Severance Payment is contingent upon your acceptance of and full compliance with all provisions of this Agreement, and it will be processed and paid to you in the Company’s first standard payroll cycle following the Effective Date of this Agreement. The Severance Payment shall also be delivered to you via direct deposit, and the Company will issue a Form W-2 to you for this amount.
3.Cobra Premiums. If you properly and timely elect continued coverage under the Company’s medical, vision, and/or dental insurance plans in accordance with the continuation requirements of the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), the Company will pay for your COBRA premiums necessary to continue your coverage (including coverage for eligible dependents, if applicable) (“COBRA Premiums”) through the period (the “COBRA Premium Period”) starting on the Separation Date and ending on the earliest to occur of: (i) May 31, 2025; (ii) the date you and your eligible dependents, if applicable become eligible for group health insurance coverage through a new employer; or

(iii) the date you cease to be eligible for COBRAmsc continuation coverage for any reason, including plan termination. In the event you become covered under another employer’s group health plan or otherwise cease to be eligible for COBRA during the COBRA Premium Period, you must immediately notify the Company of such event at HR@xencor.com.
4.Accrued Salary and Vacation. On the Separation Date, the Company shall pay you all accrued salary and all accrued and unused vacation, if any, earned through the Separation Date, subject to standard payroll deductions and withholdings, and all contributions to your short-term disability benefits accrued through the Separation Date. You are entitled to these payments by law, regardless of whether you choose to accept this Agreement.
5.Equity Awards. All stock options to purchase common stock of the Company or other equity awards that have been granted to you by the Company (collectively “Equity Awards”) shall be governed by the Company’s 2013 Equity Incentive Plan and/or the 2023 Equity Incentive Plan (the “Plans”) and any duly authorized grant documents or related agreements issued pursuant to the Plans.
6.Other Compensation or Benefits. You expressly understand and agree that absent this Agreement, you would not otherwise be entitled to the consideration specified in this Agreement, including but not limited to the Extended Post-Separation Exercise Period. Further, by signing this Agreement, you agree that you are not entitled to any other payments, benefits and/or other consideration from the Company that are not specifically listed in this Agreement. Without limiting the generality of the foregoing, you hereby expressly waive any right or Claim (as defined in paragraph 12 of this Agreement) that you may have or assert to employment and/or reinstatement to employment, and/or to payment for backpay, front pay, interest, equity, bonuses, damages, benefits, outplacement, severance pay, vacation payments, PTO payments, sick pay, and/or attorneys’ fees, except for those qualified retirement benefits in which you have vested rights under the terms of the applicable plan and applicable law. You further agree and acknowledge that once the Company has provided you the payments and other consideration set forth in this Agreement, the Company will have paid you in full any and all monies owed to you in connection with your employment with the Company and separation from employment, including but not limited to payment for all services performed on behalf of the Company through your Separation Date, except as otherwise specifically stated in this Agreement.
7.Expense Reimbursement. You agree that, no later than thirty (30) days following the Separation Date, you will submit your final documented employee expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement, and the Company agrees to reimburse all reasonable and appropriate expenses pursuant to its policies and practices.
8.Return of Company Property. You hereby represent that you will, not later than the Separation Date, perform a good faith search for, and return to the Company, all Company documents (and all copies thereof) and other Company property in your possession or control, including, but not limited to, Company files, correspondence, memoranda, notes, notebooks, drawings, books and records, plans, forecasts, reports, proposals, studies, agreements, financial information, personnel information, sales and marketing information, research and development information, systems information, specifications, computer-recorded information, tangible property and equipment, credit cards, entry cards, identification badges and keys, and any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof in whole or in part) (“Company Property”); provided, however, that the foregoing shall not apply to information and documentation you received solely in your capacity as a participant in any employee benefit plan that the Company sponsors.

9.Non-disparagement; Communication. You shall not disparage the Company or its officers, directors, employees, shareholders and agents in any manner likely to be harmful to its or their business, business reputation or personal reputation. Notwithstanding the foregoing, you may respond accurately and fully to any question, inquiry or request for information when required by legal process, or, in the case of the Company standard corporate reporting obligations, rules, or regulations. Further, nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. The Company agrees to provide you a neutral employment reference, whereby in response to any reference request, the Company will only confirm your job title and dates of employment.
10.Cooperation and Assistance. You agree that you will not voluntarily provide assistance, information, encouragement, or advice, directly or indirectly (including through agents or attorneys), to any non-governmental person or entity in connection with any claim by or against the Company, nor shall you induce or encourage any person or entity to do so. The foregoing sentence shall not prohibit you from testifying truthfully under subpoena or from communicating with Government Agencies (as defined in Section 11 below), or from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful. You warrant that you have not previously provided assistance, information, encouragement, or advice, directly or indirectly, to any non-governmental person or entity in connection with any claim by or against the Company. You agree to provide (voluntarily and without legal compulsion) prompt cooperation and accurate and complete information to the Company in the event of litigation involving the Company or its officers or directors and to respect and preserve all privileges held by or available to the Company.
11.Release. In exchange for the consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally, completely, and irrevocably release, on behalf of yourself and your agents, assignees, successors, heirs, executors, administrators, beneficiaries, and trustees, the Company and its respective current and former directors, officers, employees, shareholders, members, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, consultants, advisors, attorneys, employment benefit plans, plan administrators, affiliates, related parties, and assigns (collectively, the “Releasees”) from any and all claims, causes of action, liabilities, statutory penalties, indemnities, allegations, demands, damages, attorneys’ fees, and obligations, both known and unknown, foreseen or unforeseen, disclosed or undisclosed, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement. This general release includes, but is not limited to: (1) all claims arising out of or in any way related to your employment with the Company or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including, but not limited to, salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including, but not limited to, claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including, but not limited to, claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), and the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act. The claims described above that you are releasing do not include: (1) any rights which cannot be waived as a matter of law; (2) any claims arising from breach of this Agreement by the Company; (3) any rights or claims for indemnification you may have pursuant to any written indemnification agreement with the Company to which you are a party, the Company’s bylaws, or applicable law; (4) any rights or claims to benefits under Company benefit plans or programs to which you have a vested or non-forfeitable right at the time of your separation; or (6) any rights or claims to insurance coverage under insurance policies maintained by the Company for directors, executives, and/or officers.  Nothing in this Agreement prevents you from filing a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (collectively, the “Government Agencies”), or from discussing the terms and conditions of your employment with others to the extent expressly permitted by Section 7 of the National Labor Relations Act. You understand this Agreement does not limit your ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company.  While this Agreement does not limit your right to receive an award for information provided to the Securities and Exchange Commission, you understand and agree that, to the maximum extent permitted by law, you are otherwise waiving any and all rights you may have to individual relief based on any claims that you have released and any rights you have waived by signing this Agreement. Notwithstanding anything herein to the contrary, you acknowledge that even though you are waiving a broad range of potential claims hereunder, there was no claim of sexual harassment, hostile work environment or discrimination.
12.Civil Code Section 1542 waiver. You also acknowledge that you have read and understand Section 1542 of the California Civil Code which reads as follows: “A general release does not extend to claims that the creditor or releasing party does not know or suspect to exist in his or her favor at the time of executing the release and that, if known by him or her, would have materially affected his or her settlement with the debtor or released party.” You hereby expressly waive and relinquish all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to any claims you may have against the Company.
13.ADEA Waiver and Period for Acceptance. You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under ADEA, and that the consideration given for the waiver and release in the preceding paragraph is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this writing that: (a) your waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) you have the right to and should consult with an attorney prior to executing this Agreement.; (c) you have twenty-one (21) days after the date of your receipt of this Agreement to consider this Agreement (although you may choose to voluntarily execute this Agreement earlier); (d) you have seven (7) days following the execution of this Agreement by you to revoke the Agreement; and (e) this Agreement will not be effective until the date upon which the revocation period has expired without your having earlier revoked (the “Effective Date”), and you will not receive the benefits specified by this Agreement unless and until it becomes effective.
14.Confidentiality. The provisions of this Agreement shall be held in strictest confidence by you and shall not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement in confidence to your immediate family; (b) you may disclose this Agreement in confidence to your attorneys, accountants, auditors, tax preparers, and financial advisors; and (c) you may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  Your breach of the foregoing agreements and acknowledgments will result in unique and special harm to the Company and therefore the Company shall have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement. You also acknowledge and agree that you remain bound by the terms of the Proprietary Information and Inventions Agreement (“PIIA”) between you and the Company. Nothing in this Agreement prevents you from discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that you have reason to believe is unlawful.
15.Disputes. Any dispute or controversy between you and the Company, arising out of or relating to this Agreement, the breach of this Agreement, your employment or consulting to the Company, or otherwise, shall be settled by binding arbitration conducted by and before a single arbitrator in San Diego, California, or in the county where you were last employed by the Company, administered by JAMS in accordance with its Employment Arbitration Rules (the “JAMS Rules”) then in effect and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction thereof. Both you and the Company hereby waive the right to a trial by jury or judge, or by administrative proceeding, for any covered claim or dispute. To the extent the JAMS Rules conflict with any provision or aspect of this Agreement, this Agreement shall control. The arbitrator shall have the authority to award any remedy or relief that a court of competent jurisdiction could order or grant, including, without limitation, the issuance of an injunction. However, either party may, without inconsistency with this arbitration provision, apply to any court having jurisdiction over such dispute or controversy and seek interim provisional, injunctive or other equitable relief until the arbitration award is rendered or the controversy is otherwise resolved. Except as necessary in court proceedings to enforce this arbitration provision or an award rendered hereunder, or to obtain interim relief, neither a party nor an arbitrator may disclose the existence, content or results of any arbitration hereunder without the prior written consent of the Company and you. This Agreement is made under the provisions of the Federal Arbitration Act (9 U.S.C., Sections 1-14) (“FAA”) and will be construed and governed accordingly. It is the parties’ intention that both the procedural and the substantive provisions of the FAA shall apply. Questions of arbitrability (that is whether an issue is subject to arbitration under this agreement) shall be decided by the arbitrator. Likewise, procedural questions which grow out of the dispute and bear on the final disposition are also matters for the arbitrator. However, where a party already has initiated a judicial proceeding, a court may decide procedural questions that grow out of the dispute and bear on the final disposition of the matter. Each party shall bear its or his costs and expenses in any arbitration hereunder and one-half of the arbitrator’s fees and costs; provided, however, that the arbitrator shall have the discretion to award the prevailing party reimbursement of its or his reasonable attorney’s fees and costs, unless such award is prohibited by applicable law. Notwithstanding the foregoing, you and the Company shall each have the right to resolve any dispute or cause of action involving trade secrets, proprietary information, or intellectual property (including, without limitation, inventions assignment rights, and rights under patent, trademark, or copyright law) by court action instead of arbitration. To the extent permitted by applicable law, all claims, disputes, or causes of action under this Agreement must be brought in an individual capacity, and shall not be brought as a plaintiff (or claimant) or class member in any purported class or representative proceeding, nor joined or consolidated with the claims of any other person or entity.  The arbitrator may not consolidate the claims of more than one person or entity, and may not preside over any form of representative or class proceeding.  To the extent the first or second sentences of this paragraph are found to violate applicable law or are prohibited by or unenforceable under applicable law, any claim(s) alleged or brought in a representative capacity shall proceed in a court of law rather than by arbitration. Prior to either party initiating a demand for arbitration, it is agreed that the parties will attempt to resolve any such dispute by attending one day of non-binding mediation with a mutually agreeable mediator.

16.No Admissions. You understand and agree that the promises and payments in consideration for this Agreement shall not be construed to be an admission of any wrongdoing, liability, or other legal obligation by the Company, the other Releasees, or you.
17.Section 409A. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”), including the exceptions thereto, and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as a separation pay due to an involuntary separation from service, as a short-term deferral, or as a settlement payment pursuant to a bona fide legal dispute shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, any installment payments provided under this Agreement shall each be treated as a separate payment. To the extent required under Section 409A, any payments to be made under this Agreement in connection with a termination of employment shall only be made if such termination constitutes a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by you on account of non-compliance with Section 409A.
18.Miscellaneous. This Agreement, together with the PIIA, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter and expressly supersedes and terminates the severance agreement between you and the Company dated May 26, 2016. It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations. This Agreement may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company. This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns. The failure to enforce any breach of this Agreement shall not be deemed to be a waiver of any other or subsequent breach. For purposes of construing this Agreement, any ambiguities shall not be construed against either party as the drafter. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California. This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.
If this Agreement is acceptable to you, please sign below and return one original to me. By signing this Agreement, you also state the following: (a) you have read it and understand all of its terms––including the fact that you are not waiving or releasing any rights or claims that may arise after its execution; (b) you agree with everything in the Agreement; and (c) you are executing this Agreement, including the waiver and release, knowingly and voluntarily in exchange for good and valuable consideration in addition to anything else of value to which you are otherwise entitled.

The Company’s offer contained herein will automatically expire if the Company has not received from you the fully signed Agreement within twenty-one (21) days after your receipt of this Agreement.
Sincerely,
Xencor, Inc.
By: /s/ Bassil Dahiyat
Bassil Dahiyat
President and Chief Executive Officer
Agreed and Accepted:
/s/ John Kuch
John Kuch

April 19, 2024
Date